Exhibit (e)(30)

CONFIDENTIAL SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Confidential Settlement Agreement and Release dated as of August 24, 2007 (“Agreement”) is made and entered into by and among Paul J. Tobin, an individual (“Tobin”), Boston Communications Group, Inc., a Massachusetts corporation (“BCGI”) and Megasoft Limited, a company incorporated in India under the provisions of the Companies Act, 1956 (“Megasoft”).

WHEREAS, on February 22, 2007, a shareholder derivative lawsuit was filed in the United States District Court for the District of Massachusetts by an individual identifying himself as a shareholder of BCGI, purporting to act on behalf of BCGI, against certain current and former officers and directors of BCGI, including Tobin, for alleged breaches of fiduciary duties and violations of securities laws with respect to BCGI’s historic stock option granting practices (the “Action”); and

WHEREAS, Tobin (one of BCGI’s founders), BCGI and Megasoft (sometimes referred to herein collectively as the “Parties”) desire to resolve, without further litigation or adjudication, all asserted and potential claims arising out of or relating in any way to the Action;

WHEREAS, Tobin is resigning from his positions as an employee and a Director of BCGI effective as of the Effective Time of the Merger (as defined below);

THEREFORE, in consideration of the mutual promises, conditions, representations and agreements set forth herein, including but not limited to the forfeiture by Tobin of amounts payable to Tobin by BCGI upon the consummation of the Merger (as defined below), and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

1.	Definitions.

a.	Any reference in this Agreement to “BCGI,” shall at all times include, and this Agreement shall cover, BCGI, subsidiary and affiliate companies and entities, successors and assigns, and all of their and their past and present directors, officers, employees, administrators, staff, agents, assigns, attorneys, insurers and representatives, or any other legal entity through which BCGI conducts business, except Tobin.

b.	Any reference in this Agreement to “Tobin” shall at all times unless otherwise specified include, and this Agreement shall cover, Paul J. Tobin and his heirs, administrators, representatives, executors, legatees, successors, attorneys, agents, and assigns, as well as anyone claiming by or through him.

c.	The “Merger” refers to the merger of BCGI with and into a wholly-owned subsidiary of Megasoft pursuant to the Agreement and Plan of Merger dated as of July 11, 2007 (the “Merger Agreement”) between BCGI, Megasoft Limited, a company incorporated in India under the provisions of the Companies Act, 1956

(“Megasoft”) and Tea Party Acquisition Corp. The “Effective Time of the Merger” shall have the same meaning as set forth in the Merger Agreement.

2.	Effective Date of the Agreement. The Effective Date of this Agreement (the “Effective Date”) shall be the Effective Time of the Merger, provided that by that date, (1) all Parties have signed this Agreement; and (2) Tobin has received from BCGI an executed copy of this Agreement.

3.	Settlement Amount.

As of the Effective Date, Tobin will forfeit amounts otherwise payable to him by BCGI upon consummation of the Merger in the aggregate amount of $280,024 (the “Settlement Amount”) as follows:

a.	Amounts payable to Tobin under his Change in Control Agreement with BCGI dated May 3, 2005 shall be reduced from $655,727 to $402,864, which represents a forfeiture of $252,864.

b.	Amounts payable to Tobin in respect of his bonus for the 2006 fiscal year shall be reduced from $25,000 to $0, which represents a forfeiture of $25,000.

c.	Amounts payable to Tobin in respect of outstanding stock options pursuant to the Merger Agreement shall be reduced from $90,720 to $88,560, which represents a forfeiture of $2,160.

The amounts payable to Tobin under Sections 3(a) and (c) herein will be paid to him upon consummation of the Merger.

4.	Settlement of Action. The Parties agree that the obligations under this Agreement are contingent upon the consummation of the Merger. BCGI represents and warrants that, other than the Action filed on behalf of BCGI by a purported shareholder of BCGI, it has not filed any charges, complaints, demands, actions, causes of action or claims for relief of any kind or nature whatsoever against Tobin with any local, state or federal court or administrative agency. To the extent that BCGI has filed any such other claims, it agrees to dismiss such claims with prejudice and without costs.

5.	Funding of the SERP. BCGI agrees that the amount payable to Tobin under BCGI’s Supplemental Employee Retirement Plan (“SERP”), as terminated by the participants on January 15, 2007, shall be irrevocably deposited in a “rabbi trust” for the benefit of Tobin upon consummation of the Merger. The parties agree that said amount is $1,541,000.00. Such trust shall be created by BCGI’s counsel in such form and upon such terms and conditions as may be reasonably satisfactory to Tobin and his counsel and Megasoft upon the effective date of this Agreement.

If for any reason including the inability of the trustee to accept funds on the date of the Merger, the amount of $1,541,000 is not deposited in such rabbi trust on the date of the Merger, then BCGI shall on the date of the Merger wire transfer $1,541,000 to its counsel, Edwards Angel Palmer & Dodge LLP (“EAPD”) to be held by EAPD as agent for BCGI and deposited by EAPD in such rabbi trust as soon as practicable after the Merger.

Said amount is payable by BCGI to Tobin on February 1, 2008, and BCGI will timely instruct the trustee of such rabbi trust to distribute said amount to Tobin on such date. If said rabbi trust includes amounts owing by BCGI to individuals other than Tobin, then BCGI represents and warrants that the amount deposited by BCGI in said rabbi trust is adequate for the payment of BCGI’s obligations to all such individuals including Tobin. BCGI acknowledges that it has a primary and direct obligation to Tobin to pay Tobin $1,541,000 on February 1, 2008, and that if for any reason the trustee of said rabbi trust fails to make timely payment in full, then BCGI shall make prompt payment to Tobin to the extent of any deficiency. If such deficiency is not so paid and Tobin brings a legal action for collection, he shall be entitled to recover in addition his reasonable attorneys fees and expenses. BCGI agrees that it will not substitute property other than cash for any amount held in said rabbi trust, and BCGI will pay directly to the trustee of said rabbi trust all of the fees and expenses incurred in connection with such trust, so that the amount held in trust and available for payment to Tobin on February 1, 2008 shall not be reduced below $1,541,000. BCGI and Tobin agree that for US federal income tax purposes, Tobin will recognize compensation income only if and to the extent that amounts are paid to him in cash by the trustee of said rabbi trust and/or by BCGI in fulfillment of its obligations under this Section 5, and the parties agree to treat and report the payments contemplated by this Section 5 in all respects consistently therewith for purposes of any federal, state or other tax, and not take any actions or positions inconsistent with the obligations of the parties set forth herein.

6.	Indemnification; D&O Insurance. Notwithstanding anything to the contrary in this Agreement, the indemnification obligations and directors’ and officers’ liability insurance policies for the benefit of present or former directors or officers of BCGI that are provided for in Section 6.9 of the Merger Agreement shall, upon the terms and subject to the conditions, limitations and qualifications set forth in the Merger Agreement, apply for the benefit of Tobin including, but not limited to, Tobin’s rights to indemnification and advancement of expenses concerning the following: (1) the shareholder derivative lawsuit filed in the United States District Court for the District of Massachusetts on February 22, 2007 captioned Kolancian v. Boston Communications Group, Inc., Civ. A. No. 07-10351; (2) the class action lawsuit filed in the Middlesex Superior Court of Massachusetts on July 12, 2007 captioned Tarlamis v. Boston Communications Group, Inc., Civ. A. No. 07-2665; and (3) any advice related to this Agreement and the Merger.

7.(a)	Tobin Release To BCGI And Megasoft

Except with respect to any rights, obligations or duties arising out of this Agreement, and in consideration of the mutual promises, conditions, representations and agreements set forth herein and other valuable consideration, Tobin hereby irrevocably and unconditionally (1) releases, remises and discharges BCGI, Megasoft and all persons acting by, through, under (collectively, the “Releasees”) of and from, and (2) agrees and covenants not to institute, submit, file or bring, or permit to be instituted, submitted, filed or brought on his behalf, in any court, administrative agency, or other forum, any and all claims, charges, complaints or lawsuits, of every kind and nature whatsoever, whether known or unknown, either at law, in equity, or mixed, that he ever had or now has against the BCGI Releasees, or any of them, arising out of any matter or thing that has happened before the signing of this Agreement.

This General Release specifically includes but is not limited to any claims that Tobin may have, asserted or unasserted, in the Action, any claims under common law (including but not limited to claims of intentional infliction of emotional distress, defamation, assault and battery and negligent hiring and supervision), and any claims arising under federal, state or local statute, regulation or public policy. The statutes referenced in the preceding sentence include, but are not limited to, the following (all as amended): Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act (“ADA”), the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Family and Medical Leave Act, the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Law, the Massachusetts or United States Constitution, including any right of privacy thereunder, and any other state or federal law, policy, order, regulation or guidelines affecting or relating to claims or rights of employees. It is expressly agreed and understood that this release is a GENERAL RELEASE, including statutory claims. Notwithstanding the foregoing, nothing in this paragraph shall constitute a release or waiver by Tobin of any rights or benefits that he may have pursuant to the SERP, subject to the terms and conditions of the SERP. Further, nothing in this Agreement shall preclude Tobin from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission, the Massachusetts Commission Against Discrimination or any other state anti-discrimination agency or from participating or cooperating in any investigation or proceeding conducted by any of such agencies. In the event that a charge or complaint is filed with any administrative agency by Tobin or in the event of an authorized investigation, charge or lawsuit filed by any administrative agency, Tobin expressly waives and shall not accept any monetary award or damages, costs or attorneys’ fees of any sort therefrom against any of the Releasees.

Tobin hereby represents that he has not assigned to any third-party any claims against BCGI Releasees that would be subject to this General Release, and covenants that he will not assist any third-party in pursing any claims against BCGI Releasees.

(b) BCGI Release to Tobin

BCGI, on its own behalf and on behalf of its respective predecessors, successors, parent, subsidiaries, affiliates, agents, legal representatives, and assigns, hereby releases and forever discharges Tobin, his heirs, administrators, executors, and legal representatives, from any and all causes of action, complaints, charges, suits, demands, liabilities, debts, rights and claims of every name and nature, known and unknown, suspected and unsuspected, liquidated and contingent, in law and in equity, which have arisen or existed from the beginning of the world to the date of execution hereof (collectively “Claims”).

(c) Megasoft Release to Tobin

Megasoft, on its own behalf and on behalf of its respective predecessors, successors, parent, subsidiaries, affiliates, agents, legal representatives, and assigns, hereby releases and forever discharges Tobin, his heirs, administrators, executors, and legal representatives, from any and all causes of action, complaints, charges, suits, demands, liabilities, debts, rights and claims of every name and nature, known and unknown, suspected and unsuspected, liquidated and contingent, in law and in equity, which have arisen or existed from the beginning of the world to the date of execution hereof (collectively “Claims”).

8.	Nonadmission. The Parties acknowledge that this Agreement is entered into for settlement purposes only. The Parties understand and agree that Tobin denies any and all allegations of wrongdoing in the Action and that this Agreement, the related settlement negotiations, and any statement made to BCGI by any representative of Tobin in connection with this settlement shall not, in any way, be construed or considered to be an admission by Tobin of guilt, liability or noncompliance with any federal, state, or local statute, public policy, employment law, discrimination law, tort law, contract law, common law, or of any other wrongdoing whatsoever.

9.	Breach. The Parties agree that in the event one Party breaches any part or parts of this Agreement, legal proceedings may be instituted against that Party for breach of contract. In the event that a Party institutes legal proceedings for breach of this Agreement, it is agreed that the sole remedy available to said Party shall be enforcement of the terms of this Agreement and/or a claim for damages resulting from a breach of this Agreement.

10.	Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between BCGI and Tobin with respect to the matters which are the subject of this Agreement, and it supersedes and cancels all prior negotiations, agreements, commitments, communications, and understandings, written or oral, between BCGI and Tobin.

11.	Amendment. This Agreement shall be binding upon the Parties and may not be released, discharged, abandoned, supplemented, amended, changed, or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date, signed by a duly-authorized officer or representative of each of the Parties hereto.

12.	Assignment. The Parties may not make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other Party. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their successors and assigns.

13.	Validity. The Parties agree that each provision of this Agreement, is severable and should any such provision be determined by a court of competent jurisdiction or administrative agency to be illegal or invalid, the validity of the remaining provisions shall not be affected and the illegal or invalid provisions shall be deemed not to be a part of this Agreement; provided, however, that if any portion of Section 7 of this Agreement shall be determined by a court of competent jurisdiction or administrative agency to be illegal or invalid, then this entire Agreement shall be voidable upon the election of BCGI.

14.	Governing Law and Construction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without reference to conflicts of laws rules, and this Agreement shall be deemed to be executed and performed in the Commonwealth of Massachusetts and shall be enforceable in the courts of the Commonwealth of Massachusetts. Captions herein are inserted for convenience, do not constitute a part of this Agreement, and shall not be admissible for the purpose of proving the intent of the Parties.

15.	No Strict Construction. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against either Party.

16.	Execution. This Agreement may be executed in two or more duplicate counterparts, each of which shall be treated as an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one such counterpart. For the convenience of the Parties, facsimile and pdf signatures shall be accepted as originals.

17.	Waiver. Failure by either Party to insist upon strict compliance with any of the terms, covenants, or conditions hereof, in whole or in part, in any one instance, shall not be deemed a waiver of such terms, covenants or conditions. Waiver of any provision of this Agreement, in whole or in part, in any one instance shall not constitute a waiver of any other provision in the same instance, nor a waiver of the same provision in another instance, but each provision shall continue in full force and effect.

18.	Notice. Any notice required under this Agreement shall be in writing and shall be delivered by certified mail, return receipt requested, overnight delivery or facsimile, and shall be deemed given upon receipt by:

a.	If to Tobin:

R.J. Cinquegrana

Diana K. Lloyd

Choate, Hall & Stewart LLP

Two International Place

Boston, MA 02110

b.	If to BCGI:

Gerald P. Hendrick

Edwards Angell Palmer & Dodge LLP

111 Huntington Avenue

Boston, MA 02199

19.	Time to Consider Agreement; Revocation.

a.	Tobin acknowledges that he has been given the opportunity to consult an attorney of his choice before signing this Agreement.

b.	Tobin acknowledges that he has been given the opportunity to review and consider this Agreement for at least twenty-one (21) days before signing it and that, if he has signed this Agreement in less than that time, he has done so voluntarily in order to obtain sooner the benefits of this Agreement.

c.	Tobin further acknowledges that he may revoke this Agreement within seven (7) days of signing it, provided that this Agreement will not become effective until such seven day period has expired. To be effective, any such revocation must be in writing and delivered to BCGI’s counsel, Gerald P. Hendrick, Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, MA 02199 by close of business on the seventh day after signing and must expressly state Tobin’s intention to revoke the Agreement.

d.	The Parties also agree that the release provided by Tobin in this Agreement does not include claims under the ADEA arising after the date Tobin signs this Agreement.

20.	Acknowledgments. Tobin hereby acknowledges that he has read this Agreement carefully, that he has been afforded sufficient time to understand the terms and effects of this Agreement, that he has engaged counsel to advise him regarding all of the terms and effects of this Agreement prior to executing this Agreement, that he voluntarily is entering into and executing this Agreement, and that neither BCGI nor its agents or representatives have made any representations inconsistent with the terms and effects of this Agreement.

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IN WITNESS WHEREOF, the Parties have set their hands and seals to this Agreement as of the dates written below.

PAUL J. TOBIN	BOSTON COMMUNICATIONS GROUP, INC.

/s/ Paul J. Tobin	/s/ Joseph Mullaney By: Joseph Mullaney Its: Acting Chief Executive Officer and Chief Financial Officer

Dated: August 27, 2007	Dated: August 24, 2007

MEGASOFT LIMITED

        /s/ V. Balasubramanian

By: V. Balasubramanian

Its: CFO

Dated: August 27, 2007